Exhibit 10.32

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into effective as of March 1, 2012 (the “Effective Date”), by and between Waste Connections, Inc., a Delaware corporation (the “Company”), and Matthew Black (the “Employee”).

The Company desires to engage the services and employment of the Employee for the period provided in this Agreement, and the Employee is willing to accept employment by the Company for such period, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, the Company and the Employee agree as follows:

1.       Employment; Acceptance. The Company hereby employs the Employee and the Employee hereby accepts employment by the Company on the terms and conditions hereinafter set forth.

2.       Duties and Powers. The Employee is hereby employed as Vice President and Chief Tax Officer, and, during the Term, the Employee shall devote Employee’s attention, energies and abilities in that capacity to the proper oversight and operation of the Company’s business, to the exclusion of any other occupation.  As Vice President and Chief Tax Officer, the Employee shall report to the Executive Vice President and Chief Financial Officer of the Company (the “CFO”), shall be based at the Company’s corporate headquarters in Texas, and shall be responsible for oversight of the Company’s corporate tax matters and compliance.  The Employee shall perform such other duties as the CFO, the Chief Executive Officer of the Company or the Board of Directors (the “Board”) of the Company may reasonably assign to the Employee from time to time.  The Employee shall devote such time and attention to Employee’s duties as are reasonably necessary to the proper discharge of Employee’s responsibilities hereunder.  The Employee agrees to perform all duties consistent with:  (a) policies established from time to time by the Company; and (b) all applicable legal requirements.

3.       Term. The employment of the Employee by the Company pursuant to this Agreement shall commence on the Effective Date and continue until the third anniversary thereof (the “Term”) or until terminated prior to such date when and as provided in Sections 7 and 8. On each anniversary of the Effective Date, this Agreement shall be extended automatically for an additional year, thus extending the Term to three (3) years from each such date, unless either party shall have given the other notice of termination hereof as provided herein.

4.       Compensation.

4.1       Base Salary. Commencing on the Effective Date, during the Term, the Company hereby agrees to pay to the Employee an annual base salary of One Hundred Eighty Thousand Dollars ($180,000). When used herein, “Base Salary” shall refer to the base salary described in the preceding sentence that is in effect at that time, and as may be increased from time to time. Such Base Salary shall be payable in accordance with the Company’s normal payroll practices, and such Base Salary is subject to withholding and social security, unemployment and other taxes. Increases in Base Salary shall be considered by the Board and/or the Chief Executive Officer.

Employment Agreement: M. Black

4.2       Performance Bonus. For the calendar year commencing January 1, 2012, and for each calendar year thereafter, the Employee shall be eligible to receive an annual cash bonus (the “Bonus”) based on the Company’s attainment of reasonable financial objectives to be determined annually by the Board, as well as Employee’s achievement of agreed upon goals annually. The annual Bonus target will equal Forty Percent (40%) of the applicable year’s beginning Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met. The Bonus shall be paid in accordance with the Company’s bonus plan, as approved by the Board, and, in any event, within two and a half (2 ½) months after the end of the fiscal year to which the bonus relates.

4.3       Equity Grants. Employee shall be entitled to participate in stock option (“Option”), restricted stock (“Restricted Stock”), restricted stock units (“RSUs”) and other equity incentive programs presently in effect or in effect from time to time in the future on such terms and to such level of participation as the Board or the Compensation Committee of the Board shall determine to be appropriate, bearing in mind the Employee’s position and responsibilities.

Except as otherwise provided herein, the terms of any Options, Restricted Stock, RSUs and other equity incentives shall be governed by the relevant plans under which they are granted and described in detail in applicable agreements between the Company and the Employee.

4.4       Other Benefits. The Employee shall be entitled to paid annual vacation time, which shall accrue on the same basis as for other employees of the Company of similar rank and in accordance with the Company’s generally established policies, but which shall in no event be less than four (4) weeks for any twelve (12) month period. The Employee also shall be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

5.       Confidentiality. During the Term of Employee’s employment, and at all times thereafter, the Employee shall not, without the prior written consent of the Company, divulge to any third party or use for Employee’s own benefit or the benefit of any third party or for any purpose other than the exclusive benefit of the Company, any confidential or proprietary business or technical information revealed, obtained or developed in the course of Employee’s employment with the Company and which is otherwise the property of the Company or any of its affiliated corporations, including, but not limited to, trade secrets, customer lists, formulae and processes of manufacture; provided, however, that nothing herein contained shall restrict the Employee’s ability to make such disclosures during the course of Employee’s employment as may be necessary or appropriate to the effective and efficient discharge of Employee’s duties to the Company.

6.       Property. Both during the Term of Employee’s employment and thereafter, the Employee shall not remove from the Company’s offices or premises any Company documents, records, notebooks, files, correspondence, reports, memoranda and similar materials or property of any kind unless necessary in accordance with the duties and responsibilities of Employee’s employment. In the event that any such material or property is removed, it shall be returned to its proper file or place of safekeeping as promptly as possible. The Employee shall not make, retain, remove or distribute any copies, or divulge to any third person the nature or contents of any of the foregoing or of any other oral or written information to which Employee may have access, except as disclosure shall be necessary in the performance of Employee’s assigned duties. On the termination of Employee’s employment with the Company, the Employee shall leave with or return to the Company all originals and copies of the foregoing then in Employee’s possession or subject to Employee’s control, whether prepared by the Employee or by others.

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7.       Termination.

7.1       For Cause. The Company, by action of the Board, may terminate this Agreement and the Employee’s employment for Cause (as defined below) on delivery to the Employee of a Notice of Termination (as defined in Section 9.1 below). On such termination for Cause, the Employee shall be entitled only to the Employee’s Base Salary through the date of such termination, and shall not be entitled to any other compensation, including, without limitation, any severance compensation. Without limitation of the foregoing, on termination pursuant to this Section 7.1, the Employee shall forfeit: (a) Employee’s Bonus under Section 4.2 for the year in which such termination occurs; and (b) all outstanding but unvested Options and rights relating to capital stock of the Company and all RSUs and shares of the Company’s Restricted Stock issued to the Employee that as of the termination date are still unvested and subject to restrictions on transfer.

7.2       Without Cause. The employment of the Employee may be terminated without Cause at any time by the Company on delivery to the Employee of a written Notice of Termination (as defined in Section 9.1). In the event of such a termination without Cause pursuant to this Section 7.2 that constitutes Employee’s Separation From Service (as defined in Section 9.3), then, subject to the Employee’s execution and non-revocation of a general release of all claims against the Company and its affiliates within sixty (60) days, or such shorter period of time specified by the Company, following the Date of Termination (as defined in Section 9.2), the Company shall, in lieu of any payments under Section 4.1 and 4.2 for the remainder of the Term, pay to the Employee an amount equal to the lesser of: (a) the Employee’s Base Salary for a period of one (1) year from the Date of Termination, and (b) the Employee’s Base Salary for the remainder of the Term (“Severance”). The Severance shall be paid in accordance with the Company’s normal payroll practices and is subject to all withholding requirements under applicable law, with the first such payment to be paid on the sixtieth (60th) day following the Date of Termination inclusive of any installments that would have been paid had such continuation payments commenced on the Date of Termination. In addition, the Employee shall be entitled to the pro-rated target Bonus available to the Employee under Section 4.2 for the year in which the termination occurs, taking into account the bonus categories and weighting under the Company’s bonus plan and the Company’s and Employee’s achievement thereunder as of the Date of Termination. Further, the Company will pay as incurred the Employee’s expenses, up to Fifteen Thousand Dollars ($15,000), associated with career counseling and resume development. The Company shall also pay to the Employee an amount equal to the Company’s portion (but not the Employee’s portion) of the cost of medical, dental and vision plan insurance for Employee, Employee’s spouse and Employee’s children at the rate in effect on the Date of Termination for a period of one (1) year from the Date of Termination (the “Health Insurance Benefit”). Notwithstanding the previous sentence, with regard to such continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or potentially incurring penalties, excise taxes and fees pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations promulgated thereunder (including, without limitation, Section 2716 of the Public Health Service Act), the Health Insurance Benefit shall terminate and the Employee shall not be eligible to receive any further benefits related to the Health Insurance Benefit other than as otherwise required by applicable law. In addition, on termination of the Employee under this Section 7.2, all of the Employee’s outstanding but unvested Options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s Restricted Stock issued to the Employee shall immediately vest and become unrestricted and freely transferable. The exercisability of any such Options and rights shall be extended to the earlier of (i) the expiration of the term of such Options and rights or (ii) the first (1st) anniversary of the Date of Termination. The Employee acknowledges that extending the exercisability of any incentive stock options pursuant to this Section 7.2 or Sections 7.3 or 7.4 below, could cause such option to lose its tax-qualified status if it is an incentive stock option under the Code and agrees that the Company shall have no obligation to compensate the Employee for any additional taxes he incurs as a result.

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7.3       Termination on Disability. If during the Term the Employee should fail to perform Employee’s duties hereunder on account of Disability, the Company shall have the right, on written Notice of Termination delivered to the Employee, to terminate the Employee’s employment under this Agreement. During the period that the Employee shall have been incapacitated due to physical or mental illness, the Employee shall continue to receive the full Base Salary provided for in Section 4.1 hereof at the rate then in effect until the Date of Termination pursuant to this Section 7.3. In the event of Employee’s termination for Disability pursuant to this Section 7.3 that constitutes Employee’s Separation from Service, then on the Date of Termination, the Company shall, in lieu of any payments under Sections 4.1 and 4.2 for the remainder of the Term, pay to the Employee the payments and other benefits applicable to termination without Cause set forth in Section 7.2 hereof, other than those related to career counseling and resume development. The Company shall also pay the Health Insurance Benefit. Notwithstanding the previous sentence, with regard to such continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or potentially incurring penalties, excise taxes and fees pursuant to the Code and the Department of Treasury regulations promulgated thereunder (including, without limitation, Section 2716 of the Public Health Service Act), the Health Insurance Benefit shall terminate and the Employee shall not be eligible to receive any further benefits related to the Health Insurance Benefit other than as otherwise required by applicable law. In addition, on such termination, all of the Employee’s outstanding but unvested Options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s Restricted Stock issued to the Employee shall immediately vest and become unrestricted and freely transferable. The exercisability of any such Options and rights shall be extended to the earlier of (a) the expiration of the term of such Options or rights or (b) the first (1st) anniversary of the Employee’s termination.

7.4       Termination on Death. If the Employee shall die during the Term, the employment of the Employee shall thereupon terminate. On the Date of Termination pursuant to this Section 7.4, the Company shall pay, in lieu of any payments under Sections 4.1 and 4.2 for the remainder of the Term, to the Employee’s estate the payments and other benefits applicable to termination without Cause set forth in Section 7.2 hereof, other than those related to career counseling, resume development and the Health Insurance Benefit. In addition, on termination of the Employee under this Section 7.4, all of the Employee’s outstanding but unvested Options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s Restricted Stock issued to the Employee shall immediately vest and become unrestricted and freely transferable. The exercisability of any such Options and rights shall be extended to the earlier of (a) the expiration of the term of such Options or rights or (b) the first (1st) anniversary of the Employee’s termination. The provisions of this Section 7.4 shall not affect the entitlements of the Employee’s heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the Company.

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7.5       No Limitation on Company’s Right to Terminate. Any other provision in this Agreement to the contrary notwithstanding, the Company shall have the right, in its absolute discretion, to terminate this Agreement and the Employee’s employment hereunder at any time in accordance with the foregoing provisions of this Section 7, it being the intent and purpose of the foregoing provisions of this Section 7 only to set forth the consequences of termination with respect to severance or other compensation payable to the Employee on termination in the circumstances indicated.

8.       Termination by Employee. The Employee may terminate his employment hereunder on written Notice of Termination delivered to the Company setting forth the effective Date of Termination. If the Employee terminates his employment hereunder, he shall be entitled to receive, and the Company agrees to pay on the effective Date of Termination specified in the Notice of Termination, his current Base Salary under Section 4.1 hereof on a prorated basis to such Date of Termination. On termination pursuant to this Section 8, the Employee shall forfeit: (a) his Bonus under Section 4.2 for the year in which such termination occurs; and (b) all outstanding but unvested Options and rights relating to capital stock of the Company, and all RSUs and shares of the Company’s Restricted Stock issued to the Employee that as of the termination date are still unvested and subject to restrictions on transfer.

9.       Provisions Applicable to Termination of Employment.

9.1       Notice of Termination. Any purported termination of Employee’s employment by the Company pursuant to Section 7 shall be communicated by Notice of Termination to the Employee as provided herein, and shall state the specific termination provisions in this Agreement relied on and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment (“Notice of Termination”). If the Employee terminates under Section 8, he shall give the Company a Notice of Termination.

9.2       Date of Termination. For all purposes, “Date of Termination” shall mean, for Disability, thirty (30) days after Notice of Termination is given to the Employee (provided the Employee has not returned to duty on a full-time basis during such 30-day period), or, if the Employee’s employment is terminated by the Company for any other reason or by the Employee, the date specified in the Notice of Termination, which shall in no event be more than thirty (30) days after the Notice of Termination is given.

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9.3       Separation from Service. To the extent that any payments or benefits constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, “Separation from Service” shall mean Employee’s “separation from service” with the Company within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder.

9.4       Cause. For purposes of this Agreement, the term “Cause” shall mean:

(a)       a material breach by the Employee of any of the terms of this Agreement that is not immediately corrected following written notice of default specifying such breach;

(b)       conviction of a felony;

(c)       a breach of any of the provisions of Section 11 below;

(d)       repeated intoxification with alcohol or drugs while on Company premises during its regular business hours to such a degree that, in the reasonable judgment of the Chief Executive Officer or General Counsel of the Company, the Employee is abusive or incapable of performing his duties and responsibilities under this Agreement; and

(e)       misappropriation of property belonging to the Company and/or any of its affiliates.

9.5       Disability. For the purposes of this Agreement, “Disability” shall mean the Employee’s failure to perform his duties hereunder on account of physical or mental illness or other incapacity which the Board shall in good faith determine renders the Employee incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months.

9.6       Benefits on Termination. On termination of this Agreement by the Company pursuant to Section 7 or the Employee pursuant to Section 8, all profit-sharing, deferred compensation and other retirement benefits payable to the Employee under benefit plans in which the Employee then participated shall be paid to the Employee in accordance with the provisions of the respective plans.

9.7       Section 409A.

(a)       To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with or exempt from Section 409A of the Code (together with Department of Treasury regulations and other official guidance issued thereunder, “Section 409A”)). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not either be exempt from or compliant with Section 409A, the Company may, with the Employee’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A; provided, however, that this Section 9.7(a) does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

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(b)       Notwithstanding any provision to the contrary in the Agreement, to the extent that any payment or benefits constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, if the Employee is deemed by the Company at the time of the Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), such portion of the Employee’s benefits shall not be provided to the Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A) or (B) the date of the Employee’s death. Upon the expiration of the applicable Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 9.7 shall be paid in a lump sum to the Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)       To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Employee pursuant to this Agreement shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)       For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive the installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

10.       Change In Control.

10.1       Payments on Termination within Two Years Following Change in Control. Subject to Section 9.7(b), if a Change in Control (as defined below) occurs during the Term and the Employee’s employment with the Company is terminated without Cause within two years after the effective date of the Change in Control, then, in lieu of payments under Sections 4.1 and 4.2 for the remainder of the Term and under Sections 7.2, 7.3 or 7.4, the Employee shall be entitled to receive and the Company agrees to pay to the Employee Severance, as determined under Section 7.2; provided, however, that such amount shall be payable in a lump sum on or within 60 days following the Date of Termination, subject to all withholding requirements under applicable law. In addition, the Employee shall be entitled to the pro-rated target Bonus available to the Employee under Section 4.2 for the year in which the termination occurs, taking into account the bonus categories and weighting under the Company’s bonus plan and the Company’s and Employee’s achievement thereunder as of the Date of Termination. The Company shall also pay the Health Insurance Benefit. Notwithstanding the previous sentence, with regard to such continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or potentially incurring penalties, excise taxes and fees pursuant to the Code and the Department of Treasury regulations promulgated thereunder (including, without limitation, Section 2716 of the Public Health Service Act), the Health Insurance Benefit shall terminate and the Employee shall not be eligible to receive any further benefits related to the Health Insurance Benefit other than as otherwise required by applicable law.

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10.2       Definitions. For the purposes of this Agreement, a Change in Control shall be deemed to have occurred if: (a) there shall be consummated (i) any reorganization, liquidation or consolidation of the Company, or any merger or other business combination of the Company with any other corporation, other than any such merger or other combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least Fifty Percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction, and (ii) any sale, lease, exchange or other transfer (in one (1) transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (b) if any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Fifty Percent (50%) or more of the Company’s outstanding voting securities (except that for purposes of this Section 10.2, “person” shall not include any person (or any person that controls, is controlled by or is under common control with such person) who as of the date of this Agreement owns Ten Percent (10%) or more of the total voting power represented by the outstanding voting securities of the Company, or a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or a corporation that is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership of the Company); or (c) during any twelve (12) month period, individuals who, at the beginning of such period, constituted the entire Board, together with any new director(s) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of a least one-half (½) of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least one-half (½) of the membership of the Board.

The term “Parent” means a corporation, partnership, trust, limited liability company or other entity that is the ultimate “beneficial owner” (as defined above) of Fifty Percent (50%) or more of the Company’s outstanding voting securities.

No payments or benefits deemed non-qualified deferred compensation subject to Section 409A shall be payable upon a Change in Control pursuant to this Agreement unless such Change in Control constitutes a “change in control event” with respect to the Company within the meaning of Section 409A.

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11.       Non-Competition and Non-Solicitation.

11.1       The Employee acknowledges that in the Employee’s position of Vice President and Chief Tax Officer, the Employee occupies a position of trust and confidence. The Employee understands that the following restrictions may limit the Employee’s ability to earn a livelihood in a business which, directly or indirectly, compete with the Company. However, the Employee agrees that the Employee will receive sufficient consideration and other benefits as an Employee of the Company to clearly justify such restrictions which, in any event, given the Employee’s skills and ability will not prevent the Employee from earning a living. The Employee acknowledges that all restrictions contained in this Section 11 are reasonable and valid as to time, geographical area, and scope of activity to be restrained for the adequate protection of the legitimate business interests and goodwill of the Corporation and are no broader than is necessary to protect such interests and goodwill. In consideration of the provisions hereof, for the Restricted Period (as defined below), the Employee will not, except as specifically provided below, anywhere in any county of any state within the geographic boundaries of the Company’s operations, which, for the purposes of any event occurring prior to the Date of Termination, shall mean the Company’s operations as existing as of the date of such event and, for the purpose of any event occurring on or after the Date of Termination, shall mean the Company’s operations as existing on the Date of Termination (the “Restricted Territory”), directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity: (a) engage in the operation of a solid waste collection, transporting or disposal business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; or (b) enter the employ as a manager of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, any business engaged in such activities in such counties; or (c) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or quoted on any NASDAQ market, provided the Employee is not a controlling person of, or a member of a group which controls, such business and further provided that the Employee does not, in the aggregate, directly or indirectly, own Two Percent (2%) or more of any class of securities of such business. The term “Restricted Period” shall mean the period commencing on the Effective Date and ending on the first anniversary of the Date of Termination.

11.2       After termination of this Agreement by the Company or the Employee pursuant to Section 7 or 8 or termination of this Agreement upon a Change in Control pursuant to Section 10, the Employee shall not: (a) solicit any residential or commercial customer of the Company to whom the Company provides service pursuant to a franchise agreement with a public entity in the Restricted Territory; or (b) solicit any residential or commercial customer of the Company to enter into a solid waste collection account relationship with a competitor of the Company in the Restricted Territory; or (c) solicit any such public entity to enter into a franchise agreement with any such competitor, or (d) solicit any officer, employee or contractor of the Company to enter into an employment or contractor agreement with a competitor of the Company or otherwise interfere in any such relationship; or (e) solicit on behalf of a competitor of the Company any prospective customer of the Company in the Restricted Territory that the Employee called on or was involved in soliciting on behalf of the Company during the Term, in each case until the first anniversary of the Date of Termination.

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11.3       If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.       Indemnification. As an officer and agent of the Company, the Employee shall be fully indemnified by the Company to the fullest extent permitted by applicable law in connection with his employment hereunder.

13.       Limitation on Payments. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced as set forth herein, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the amount of all federal, state and local income and employment taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the amount of all federal, state and local income and employment taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Employee (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A, (ii) reduction of any other cash payments or benefits otherwise payable to the Employee that are exempt from Section 409A, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to the Employee on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (B) no portion of the Total Payments shall be taken into account which, in the opinion of independent counsel, consultants or advisors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (C) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

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14.       Survival of Provisions. The obligations of the Company under Section 12 of this Agreement, and of the Employee under Sections 5, 6 and 11 of this Agreement, shall survive both the termination of the Employee’s employment and this Agreement.

15.       No Duty to Mitigate; No Offset. The Employee shall not be required to mitigate damages or the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other sources or offset against any other payments made to him or required to be made to him pursuant to this Agreement; provided, however, in the event that the Employee becomes entitled to or receives any severance, separation, notice or termination payments on account of his or her employment or termination of employment with the Company, including, for example, any payments required to be paid to the Employee under any Federal, State or local law or pursuant to any agreement (except unemployment benefits payable in accordance with State or Federal law and payment for any unused but accrued vacation), his or her severance benefits and payments payable under this Agreement shall be reduced by the amount of any such payments paid or payable. Notice and payments in lieu of notice of termination of employment pursuant to the requirements of the Worker Adjustment and Retraining Notification Act and/or any similar federal, state or local law (collectively referred to as “WARN laws”) are subject to this Section. If the Employee is entitled to receive any payments or benefits from the Company pursuant to WARN laws, then the severance benefits and payments payable under this Agreement shall be reduced by any and all such payments made or such benefits provided by the Company to such employee. If any Employee is entitled to receive notice of termination from the Company pursuant to WARN laws, then the Severance payable under this Agreement shall be reduced by an amount equal to the amount of salary paid and health benefits provided during the notice period provided to the employee by the Company.

16.       Assignment; Binding Agreement. The Company may assign this Agreement to any parent, subsidiary, affiliate or successor of the Company. This Agreement is not assignable by the Employee and is binding on him and his executors and other legal representatives. This Agreement shall bind the Company and its successors and assigns and inure to the benefit of the Employee and his heirs, executors, administrators, personal representatives, legatees or devisees. The Company shall assign this Agreement to any entity that acquires its assets or business.

Employment Agreement: M. Black	Page 11

17.       Notice. Any written notice under this Agreement shall be personally delivered to the other party or sent by a nationally recognized overnight delivery service or by certified or registered mail, return receipt requested and postage prepaid, to such party at the address set forth in the records of the Company or to such other address as either party may from time to time specify by written notice.

18.       Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the Employee’s employment and supersedes all oral or written prior discussions, agreements and understandings of every nature between them, except for that certain Indemnification Agreement, dated on or about the date hereof, by and between the Company and the Employee, which shall remain in full force and effect. This Agreement may not be changed except by an agreement in writing signed by the Company and the Employee.

19.       Waiver. The waiver of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other provision or subsequent breach of this Agreement.

20.       Governing Law and Jurisdictional Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within Harris County, Texas, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, this Agreement.

21.       Severability. In case any one or more of the provisions contained in this Agreement is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Agreement, and such provision shall be deemed modified to the extent necessary to make it enforceable.

22.       Enforcement. It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Company in the event of a breach or threatened breach of Sections 5, 6, or 11 of this Agreement, and, in any action or proceeding to enforce the provisions of Sections 5, 6 or 11 hereof, the Employee waives the claim or defense that the Company has an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists. The Company is entitled to injunctive relief to enforce the provisions of such Sections as well as any and all other remedies available to it at law or in equity without the posting of any bond. The Employee agrees that if the Employee breaches any provision of Section 11, the Company may recover as partial damages all profits realized by the Employee at any time prior to such recovery on the exercise, grant or issuance of any Option, Restricted Stock, RSU or other equity incentive and the subsequent sale of any shares of the Company’s Common Stock obtained through such exercise, grant or issuance, and may also cancel all outstanding such Options, Restricted Stock, RSUs or other equity incentives.

Employment Agreement: M. Black	Page 12

23.       Withholding. All compensation payable to the Employee is subject to all withholding requirements under applicable law.

24.       Counterparts. This Agreement may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

25.       Due Authorization. The execution of this Agreement has been duly authorized by the Company by all necessary corporate action.

[Signatures appear on the following page.]

Employment Agreement: M. Black	Page 13

IN WITNESS WHEREOF, this Employment Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

EMPLOYEE	WASTE CONNECTIONS, INC.
/s/ Matthew Black Matthew Black	By:	/s/ Ronald J. Mittelstaedt Ronald J. Mittelstaedt, Chief Executive Officer
Address:

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